                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          FOOTHILL INDEPENDENT BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                          FOOTHILL INDEPENDENT BANCORP

                                  May 5, 1999

DEAR FELLOW SHAREHOLDER:

     As you know, your Board of Directors has nominated William Landecena, Orv Mestad and Richard Galich, who are existing Foothill directors, for election to the Board at the upcoming annual shareholders meeting scheduled for May 25, 1999. As you may already be aware, Matthew and Bennett Lindenbaum and the investment company they control, Basswood Financial Partners, LLC, own approximately 9.3% of Foothill's shares, and have announced that they will be nominating and will be requesting you to vote for the election of Matthew Lindenbaum to Foothill's Board of Directors to replace one of Foothill's existing directors. For the reasons discussed below, we urge you to vote for your Board's candidates, Messrs. Landecena, Mestad and Galich.

     WE THINK THAT YOU SHOULD KNOW MORE ABOUT MATTHEW LINDENBAUM'S TRACK RECORD AND THE FINANCIAL INTEREST THAT HE AND HIS FAMILY HAVE, THROUGH BASSWOOD, IN OTHER BANKS THAT MAY CONFLICT WITH THE INTERESTS OF THE OTHER FOOTHILL SHAREHOLDERS, WHO OWN OVER 90% OF FOOTHILL'S SHARES.

MATTHEW LINDENBAUM'S TRACK RECORD

     - According to information from Basswood, Matthew Lindenbaum, who is 36 years old, has spent most the last 10 years managing his family's wealth and there is no evidence that he has ever managed, on a day to day basis, an operating business, much less a bank. Matthew Lindenbaum does not personally own any shares of stock of Foothill. By comparison, Foothill's directors and officers, who comprise its management, personally own, in total, more than 790,000 Foothill shares.

     - Matthew Lindenbaum is a member of the Board of Directors of Community State Bank, in New Jersey. According to its public reports, in 1998 that bank sustained a NET LOSS of $593,000; its efficiency ratio was nearly 1.40, as compared to Foothill's efficiency ratio of 0.67, which means that Foothill operates twice as efficiently as Community State Bank or, conversely, that Community State Bank is less than half as efficient as Foothill; and its return on assets and its return on equity were a NEGATIVE 1.93% and a NEGATIVE 7.7%, respectively. By comparison, Foothill's return on assets and return on equity in 1998 were a POSITIVE 1.15% and a POSITIVE 11.86%, respectively.

================================================================================
   510 South Grand Ave.  [ ]  Glendora, California 91741  [ ]  (626) 963-8551
                              [ ]  (909) 599-9351

     - Matthew Lindenbaum also served as a director of Garden State Bancshares from April 1994 to January 1996. Accordingly to public reports, during this same time period Foothill generated a higher return on equity and had a better efficiency ratio than that bank.

MATTHEW LINDENBAUM'S POTENTIAL CONFLICTS OF INTEREST

     Basswood, which Matthew Lindenbaum represents, is a New York private investment company whose investors include Matthew Lindenbaum's family and other wealthy persons. Basswood owns stock in more than 75 banks in the United States, including 8 other banks in California, some of which compete with Foothill. Matthew Lindenbaum is also a managing partner of Basswood and has a fiduciary duty to maximize the wealth of Basswood's private and already "well-heeled" investors. IN OUR OPINION, MATTHEW LINDENBAUM CANNOT SERVE TWO MASTERS. WE BELIEVE THAT IT IS LIKELY THAT, AT SOME POINT, HE WILL FIND IT NECESSARY TO CHOOSE THE INTERESTS OF BASSWOOD'S INVESTORS (WHICH INCLUDE HIS FAMILY) OVER THE INTERESTS OF FOOTHILL'S SHAREHOLDERS.

     For example, actions that Foothill's Board may take to increase Foothill's competitive position may be detrimental to Basswood's investments in other banks, the amount of which far exceed Basswood's investment in Foothill. UNDER THESE CIRCUMSTANCES, MATTHEW LINDENBAUM WOULD HAVE A CONFLICT OF INTEREST AND WOULD BE FORCED TO CHOOSE BETWEEN HIS RESPONSIBILITIES TO HIS FAMILY AND THE OTHER BASSWOOD INVESTORS AND HIS RESPONSIBILITIES TO FOOTHILL'S SHAREHOLDERS.

     By comparison, none of Foothill's existing directors have any similar conflicts of interest and, therefore, unlike Matthew Lindenbaum, they have focused, and will continue to focus, their energies on furthering the interests of all of Foothill's shareholders and not the interests of a special interest group -- like Basswood and its wealthy investors.

     A substantial number of Foothill's shareholders reside or conduct business in the communities served by Foothill and are customers of Foothill. By contrast, to our knowledge Mr. Lindenbaum has never lived or spent any meaningful amount of time in, and has no connection whatsoever with the communities that Foothill serves. Given his wealth and position and the fact that he is a long time resident of the New York City area, we also believe that he has little if anything in common with nor understands the interests of most of our shareholders.

     DO YOU REALLY WANT TO ELECT A PERSON TO FOOTHILL'S BOARD (1) WHOSE TRACK RECORD AS A DIRECTOR OF OTHER BANKS IS NOT NEARLY AS GOOD AS THE TRACK RECORD OF FOOTHILL'S EXISTING DIRECTORS, (2) WHOSE JOB AND PRIMARY RESPONSIBILITY ARE TO PROTECT AND FURTHER THE INTERESTS OF HIS FAMILY AND THE OTHER BASSWOOD INVESTORS, AND (3) WHO, WE BELIEVE, HAS LITTLE, IF ANYTHING, IN COMMON WITH MOST OF FOOTHILL'S SHAREHOLDERS?

     Three seats on the Foothill Board are up for election at the upcoming Annual Meeting. William Landecena, Orv Mestad and Richard Galich, the Board's nominees for election to fill those seats, are long time Foothill shareholders. Biographical information about them is contained in Foothill's Proxy Statement that was mailed to you on or about April 27, 1999. Please understand that if you vote for Matthew Lindenbaum you are voting to replace one of these existing directors. Is that really what you want to do, particularly following the recent announcements that Foothill posted record earnings for 1998 and a 50% increase in net earnings for the first quarter of 1999?

     YOU HAVE THE POWER TO PREVENT BASSWOOD FROM EXPLOITING AND PUTTING AT RISK THE VALUE OF YOUR INVESTMENT IN FOOTHILL. We have enclosed a new WHITE Proxy Card, and ask that you mark that Card in favor of the election of Messrs. Landecena, Mestad and Galich and that you sign, date and return it to us in the postage paid return envelop that is also enclosed, even if you have already sent us a proxy card, because, under the rules governing proxy contests, only the latest dated proxy cards are counted. If you have any questions or need assistance in completing the WHITE Proxy Card, please call our solicitor:
MacKenzie Partners, Inc., toll free, at 1-800-322-2885.

     Thank you for your support.

             THE BOARD OF DIRECTORS OF FOOTHILL INDEPENDENT BANCORP

    WILLIAM V. LANDECENA, Chairman  GEORGE E. LANGLEY   O. L. MESTAD
    RICHARD GALICH                  MAX E. WILLIAMS     GEORGE SELLERS
                                    DONNA MILTENBERGER

     CERTAIN ADDITIONAL INFORMATION: The White Proxy Card confers discretionary authority on the individuals named as proxies thereon (i) to cumulate votes cast on the election of directors and to allocate those votes among the Board's nominees in such proportions as those individuals deem appropriate, and (ii) to vote as they deem appropriate on any other matters that may come before the Annual Meeting.

     As a result of the decision of Basswood to conduct a proxy contest, Foothill now estimates that fees that will be payable to Mackenzie Partners Inc. for their services in connection with the solicitation of proxies for the Annual Meeting, will be approximately $30,000. In addition, Foothill will reimburse Mackenzie Partners for its reasonable expenses.

     Foothill Independent Bancorp is soliciting proxies for the election of the Board's nominees at the Annual Meeting of Shareholders to be held on May 25, 1999 and may solicit revocations of any proxies delivered to Basswood Financial Partners, L.P. Foothill and the following individuals may be deemed to be "participants" in the solicitation of proxies by Foothill: William V. Landecena; George E. Langley; Donna Miltenberger; Tom Kramer; Richard Galich; O. L. Mestad; George Sellers; and Max E. Williams. As of April 2, 1999, those individuals beneficially owned, in the aggregate, 1,239,464 shares of Foothill Common Stock, which includes 446,942 shares that may be acquired on exercise of options and assuming such options were exercised, would represent 19% of the outstanding shares.